Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS SECOND QUARTER 2023 RESULTS

DALLAS (August 3, 2023) — Oncor Electric Delivery Company LLC (“Oncor”) today reported three months ended June 30, 2023 net income of $200 million compared to net income of $229 million in the three months ended June 30, 2022. This $29 million decrease was driven by lower revenues from decreased customer consumption attributable primarily to milder weather in the quarter, lower revenues from the transmission component of new base rates, higher costs associated with additional investments (primarily depreciation and borrowing costs) and higher operation and maintenance expense, partially offset by higher revenues from the distribution component of new base rates, higher revenues from updates to transmission billing factors, and higher revenues from customer growth. The new base rates went into effect on May 1, 2023 and implemented the terms of the final order issued by the Public Utility Commission of Texas (“PUCT”) in Oncor’s comprehensive base rate review (“PUCT Docket No. 53601”).

“We are pleased to announce another quarter characterized by impressive growth and robust operational performance. These achievements underscore our critical role in supporting Texas’ economic advancement. With a strong emphasis on resiliency, reliability and grid modernization, we feel that we are well-prepared to meet the increasing electricity demand across the ERCOT market and adapt to the evolving energy landscape. We believe our strategic investments in grid infrastructure, coupled with our dedication to customer satisfaction, have positioned us well for continued success. In addition, we feel that the passage of several key bills during the Texas regular legislative session will help set the stage for a safer, more reliable and more resilient electric grid, offering substantial benefits for our stakeholders in the future,” said Oncor CEO Allen Nye.

“During another summer of blistering heat, our employees have continued to provide safe, reliable and affordable electric service.” Nye continued, “Their unwavering dedication has been instrumental in working towards meeting the needs of our customers, our state and the ERCOT market.”

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Oncor 1616 Woodall Rodgers Freeway Dallas, Texas 75202 oncor.com

Oncor’s reported net income of $303 million in the six months ended June 30, 2023 compared unfavorably to net income of $423 million in the six months ended June 30, 2022. This $120 million decrease was driven by the write-off of rate base disallowances recorded in the first quarter of 2023 resulting from the final order in PUCT Docket No. 53601, lower revenues from decreased customer consumption attributable primarily to milder weather in the first half of the year, lower revenues from the transmission component of new base rates, higher costs associated with additional investments (primarily depreciation and borrowing costs) and higher operation and maintenance expense, partially offset by higher revenues from updates to transmission billing factors, higher revenues from the distribution component of new base rates and higher revenues from customer growth.

Oncor’s total distribution base revenues in the three months ended June 30, 2023 as compared to the three months ended June 30, 2022 increased 2.3% (7.5% increase on a weather-normalized basis). The change in Oncor’s total distribution base revenues in the second quarter of 2023 included a 3.0% increase in distribution base revenues from residential customers (14.5% increase on a weather-normalized basis) and a 3.4% increase in distribution base revenues from large commercial and industrial customers. Oncor’s total distribution base revenues in the six months ended June 30, 2023 as compared to the six months ended June 30, 2022 decreased 1.1% (4.7% increase on a weather-normalized basis). The change in Oncor’s total distribution base revenues in the six months ended June 30, 2023 included a 4.7% decrease in distribution base revenues from residential customers (7.2% increase on a weather-normalized basis) and a 4.2% increase in distribution base revenues from large commercial and industrial customers. Financial and operational results are provided in Tables A, B, C, and D below.

Regulatory and Legislative Updates

As previously announced, in April 2023, the PUCT issued a final order in the comprehensive base rate review Oncor filed in May 2022 with the PUCT and the cities in Oncor’s service territory that have retained original jurisdiction over rates. New base rates implementing the terms of the final order took effect on May 1, 2023. Oncor and other intervening parties in the proceeding filed motions for rehearing with respect to various provisions of the final order, and on June 30, 2023, the PUCT issued an order on rehearing in response to those motions for rehearing. The order on rehearing made certain technical and typographical corrections to the final order, but otherwise affirmed the material provisions of the final order and did not require modification of the rates that went into effect May 1, 2023.

On June 29, 2023, Oncor filed an application for an interim distribution cost recovery factor (“DCRF”) rate adjustment for recovery of certain distribution investments that went into service in 2022. Oncor estimates that the requested interim DCRF rate adjustment would result in a $153 million annual revenue impact. In addition, on July 25, 2023, Oncor filed an application for an interim transmission cost of service (“TCOS”) rate adjustment, which Oncor estimates would result in an annual revenue impact of $42 million.

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During its 2023 regular session, the Texas Legislature passed various legislation impacting the electric industry, which Oncor anticipates could have a significant positive impact on its business, particularly through reduction of regulatory lag and increased regulatory certainty regarding recovery of certain costs, including Senate Bill 1015, Senate Bill 1016 and House Bill 2555, which have all been enacted into law.

Senate Bill 1015 allows utilities to file up to two DCRF interim rate update applications each year at any time during the year (with certain exceptions if a base rate proceeding is pending) and shortens the administrative process for the proceedings to 60 days. The legislation also permits filing an application during a base rate proceeding, provided that filing is made 185 days after the commencement of the base rate proceeding.

Senate Bill 1016 creates a presumption that employee compensation and benefit expenses (other than pension, other post-retirement employee benefits or certain incentive compensation for officers) are reasonable and necessary if the expenses are consistent with market compensation studies issued within three years of the rate proceeding.

House Bill 2555 authorizes an electric utility, following rulemaking proceedings by the PUCT, to file for approval of a plan to increase the resiliency of its transmission and distribution system and provides recovery options for certain of those costs, including through deferral to regulatory assets.

Other state legislation enacted recently that could impact Oncor’s business and operations includes legislation reducing property taxes, legislation shortening the time period for certain approvals relating to transmission projects, legislation expanding and clarifying the uses of mobile generation leased by utilities during power outages and legislation directing the Electric Reliability Council of Texas, Inc. (“ERCOT”) and the PUCT to develop plans for transmission projects to serve certain high growth areas of the state, including the Permian Basin.

Growth Within Oncor’s Service Territory

In the three months ended June 30, 2023, Oncor continued to experience solid growth in premises and the construction of new transmission and distribution lines, all while remaining focused on safety and reliability.

Oncor continues to support Texas’ population growth with new projects, including projects designed to increase reliability for ERCOT market. On the distribution side, Oncor connected 21,000 new premises to the ERCOT grid in the second quarter of 2023, as compared to 19,000 in the second quarter of 2022. Oncor also constructed or upgraded approximately 575 miles of distribution lines. On the transmission side, Oncor placed nearly $560 million of projects into service in the second quarter of 2023 as compared to nearly $240 million in the second quarter of 2022. These projects included constructing or upgrading approximately 115 miles of transmission lines, and placing into service 22 switching stations and 18 load-serving substations.

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At June 30, 2023, Oncor had approximately 720 active generation and retail transmission point-of-interconnection (“POI”) requests in queue, representing a 37% increase as compared to active generation and retail transmission POI requests in queue at June 30, 2022. Of the approximately 440 active generation POI requests in queue at June 30, 2023, 48% are solar, 41% are storage, 8% are wind and 3% are gas. In the three months ended June 30, 2023, Oncor entered 92 new generation and retail transmission POI requests into queue as compared to the 90 new generation and retail transmission POI requests that were entered during the same period in 2022.

Operational Highlights

For the industry’s primary benchmark for reliability, System Average Interruption Duration Index (non-storm), Oncor continued to improve in the twelve months ended period June 30, 2023 as compared to the prior year period. On average, Oncor’s customers experienced ten fewer minutes of outage over the period – an improvement of approximately 13%. Oncor has undertaken various efforts to enhance reliability, including automation and system hardening projects, particularly in its planning for severe weather events.

In June 2023, Oncor released its fourth annual Corporate Sustainability Overview, which is available on Oncor’s website at oncor.com under the Investor Relations section.

2023 Capital Expenditure Budget

In July 2023, Oncor’s board of directors increased the company’s 2023 capital expenditure budget from $3.4 billion to $3.6 billion due primarily to continued projected growth in Oncor’s service territory, increases in the cost of materials and increased labor and contractor costs. Oncor expects those trends to continue to impact capital expenditures for 2023 and beyond.

Liquidity

As of August 2, 2023, Oncor’s available liquidity, consisting of cash on hand and available borrowing capacity under its accounts receivable facility (“AR Facility”), credit facility and commercial paper program totaled $2.0 billion. Oncor expects cash flows from operations combined with long-term debt issuances and term loan credit agreements, as well as availability under its AR Facility, credit facility and commercial paper program to be sufficient to fund current obligations, projected working capital requirements, maturities of long-term debt and capital expenditures for at least the next 12 months.

Sempra Internet Broadcast Today

Sempra (NYSE: SRE) (BMV: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of second quarter 2023 results and other information relating to Oncor. Oncor Chief Executive Allen Nye will also participate in the broadcast. Access to the broadcast is available by logging onto the Investors section of Sempra’s website, sempra.com/investors. Prior to the conference call, an accompanying slide presentation will be posted on sempra.com/investors. For those unable to participate in the live webcast, it will be available on replay a few hours after its conclusion at sempra.com/investors.

Quarterly Report on Form 10-Q

Oncor’s Quarterly Report on Form 10-Q for the period ended June 30, 2023 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will be available on Oncor’s website, oncor.com.

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Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Income

Three and Six Months Ended June 30, 2023 and 2022; $ millions

	Q2 ‘23	Q2 ‘22	YTD ‘23	YTD ‘22
Operating revenues	$1,343	$1,293	$2,635	$2,542

Operating expenses:
Wholesale transmission service	322	290	643	571
Operation and maintenance	271	255	534	504
Depreciation and amortization	242	223	482	445
Provision in lieu of income taxes	41	50	68	92
Taxes other than amounts related to income taxes	141	140	286	285
Write-off of rate base disallowances	—	—	55	—

Total operating expenses	1,017	958	2,068	1,897

Operating income	326	335	567	645
Other deductions and (income) – net	(5)	(1)	2	10
Non-operating benefit in lieu of income taxes	(2)	(1)	(8)	(4)
Interest expense and related charges	133	108	256	216
Write-off of non-operating rate base disallowances	—	—	14	—

Net income	$200	$229	$303	$423

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Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows

Six Months Ended June 30, 2023 and 2022; $ millions

	YTD ‘23	YTD ‘22
Cash flows — operating activities:
Net income	$303	$423
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	536	486
Write-off of rate base disallowances	69	—
Provision in lieu of deferred income taxes – net	23	20
Other – net	—	(11)
Changes in operating assets and liabilities:
Regulatory accounts related to reconcilable tariffs	(120)	12
Other operating assets and liabilities	(280)	(285)

Cash provided by operating activities	531	645

Cash flows — financing activities:
Issuances and borrowings of long-term debt (excluding AR Facility)	2,175	2.100
Repayments of long-term debt (excluding AR Facility)	(875)	(1,050)
Borrowings under AR Facility	425	—
Repayments under AR Facility	(100)	—
Net change in short-term borrowings	(198)	(215)
Capital contributions from members	221	212
Distributions to members	(255)	(212)
Debt discount, financing and reacquisition costs – net	(33)	(13)

Cash provided by financing activities	1,360	822

Cash flows — investing activities:
Capital expenditures	(1,890)	(1,416)
Other – net	17	38

Cash used in investing activities	(1,873)	(1,378)

Net change in cash, cash equivalents and restricted cash	18	89
Cash, cash equivalents and restricted cash — beginning balance	98	54

Cash, cash equivalents and restricted cash — ending balance	$116	$143

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Oncor Electric Delivery Company LLC

Table C – Condensed Consolidated Balance Sheets

At June 30, 2023 and December 31, 2022; $ millions

	At 6/30/23	At 12/31/22
ASSETS
Current assets:
Cash and cash equivalents	$28	$10
Restricted cash, current	23	16
Trade accounts receivable – net	966	884
Amounts receivable from members related to income taxes	1	—
Materials and supplies inventories — at average cost	253	204
Prepayments and other current assets	122	109

Total current assets	1,393	1,223
Restricted cash, noncurrent	65	72
Investments and other property	136	137
Property, plant and equipment – net	26,531	25,203
Goodwill	4,740	4,740
Regulatory assets	1,607	1,502
Right-of-use operating lease and other assets	159	161

Total assets	$34,631	$33,038

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$—	$198
Long-term debt due currently	500	100
Trade accounts payable	490	536
Amounts payable to members related to income taxes	16	45
Accrued taxes other than amounts related to income	174	277
Accrued interest	113	97
Operating lease and other current liabilities	443	330

Total current liabilities	1,736	1,583
Long-term debt, less amounts due currently	12,323	11,128
Liability in lieu of deferred income taxes	2,244	2,182
Regulatory liabilities	2,938	3,014
Employee benefit plan obligations	1,387	1,394
Operating lease and other obligations	291	275

Total liabilities	20,919	19,576

Commitments and contingencies
Membership interests:
Capital account — number of units outstanding 2023 and 2022 – 635,000,000	13,893	13,624
Accumulated other comprehensive loss	(181)	(162)

Total membership interests	13,712	13,462

Total liabilities and membership interests	$34,631	$33,038

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Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three, Six and Twelve Months Ended June 30, 2023 and 2022; mixed measures

	Q2 ‘23	Q2 ‘22	YTD ‘23	YTD ‘22
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	10,807	12,148	20,492	23,524
Commercial, industrial, small business and other	27,249	25,681	52,343	48,016

Total electric energy volumes	38,056	37,829	72,835	71,540

Operating revenues ($ millions):
Revenues contributing to earnings:
Distribution base revenues (a)	$614	$600	$1,165	$1,178

Transmission base revenues (TCOS revenues)
Billed to third-party wholesale customers	238	237	488	470
Billed to REPs serving Oncor distribution customers, through TCRF	133	132	274	262

Total transmission base revenues	371	369	762	732

Other miscellaneous revenues	25	22	42	40

Total revenues contributing to earnings	1,010	991	1,969	1,950

Revenues collected for pass-through expenses:
TCRF – third-party wholesale transmission service	322	290	643	571
EECRF and other	11	12	23	21

Total revenues collected for pass-through expenses	333	302	666	592

Total operating revenues	$1,343	$1,293	$2,635	$2,542

Residential system weighted weather data (b):
Cooling degree days	552	766	582	781
Heating degree days	11	1	386	611

Reliability statistics (c):			TME ‘23	TME ‘22
System Average Interruption Duration Index (SAIDI) (non-storm)			69.4	79.4
System Average Interruption Frequency Index (SAIFI) (non-storm)			1.1	1.3
Customer Average Interruption Duration Index (CAIDI) (non-storm)			63.6	59.3
Electricity distribution points of delivery (based on number of active meters) — end of period and in thousands			3,933	3,867

(a)

In general, distribution revenues from residential and small business users are based on actual monthly consumption (kWh), and, depending on size and annual load factor, revenues from large commercial and industrial users are based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior eleven months.

(b)

Degree days are measures of how warm or cold it is throughout our service territory. A degree day compares the average of the hourly outdoor temperatures during each day to a 65° Fahrenheit standard temperature. The more extreme the outside temperature, the higher the number of degree days. A high number of degree days generally results in higher levels of energy use for space cooling or heating.

(c)

SAIDI is the average number of minutes electric service is interrupted per consumer in 12 months. SAIFI is the average number of electric service interruptions per consumer in 12 months. CAIDI is the average duration in minutes per electric service interruption in 12 months. Oncor’s non-storm reliability performance reflects electric service interruptions of one minute or more per customer. Each of these results excludes outages during significant storm events.

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Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity transmission and distribution business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest transmission and distribution system in Texas, delivering power to more than 3.9 million homes and businesses and operating more than 141,000 miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, that are included in this news release, as well as statements made in presentations, in response to questions or otherwise, that address activities, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of our business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves risks, uncertainties and assumptions. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders, and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena, including any weather impacts due to climate change; acts of sabotage, wars or terrorist or cyber security threats or activities; actions by credit rating agencies; health epidemics and pandemics, including their impact on Oncor’s business and the economy in general; loss of key technology platforms; economic conditions, including the impact of a recessionary environment, inflation, supply chain shortages, and labor availability and cost; unanticipated population growth or decline, or changes in market demand and demographic patterns; Electric Reliability Council of Texas, Inc. grid needs; changes in business strategy, development plans or vendor relationships; changes in interest rates or rates of inflation; unanticipated changes in operating expenses, liquidity needs and capital expenditures; inability of various counterparties to meet their financial and other obligations to Oncor, including failure of counterparties to timely perform under agreements; general industry trends; significant decreases in demand or consumption of electricity delivered by Oncor, including as a result of increased consumer use of third-party distributed energy resources or other technologies; hazards customary to the industry and the possibility that Oncor may not have adequate insurance to cover losses resulting from such hazards; changes in technology used by and services offered by Oncor; significant changes in Oncor’s relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in accounting policies or critical accounting estimates material to Oncor; commercial bank and financial market conditions, macroeconomic conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds and the potential impact of any disruptions in U.S. capital and credit markets; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial and other restrictions under Oncor’s debt agreements; Oncor’s ability to generate sufficient cash flow to make interest payments on its debt instruments; and Oncor’s ability to effectively execute its operational strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of them; nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

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